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                                                                     Exhibit GGG


                           CERTIFICATE OF CORRECTION
                                       OF
           CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                     SERIES 2002 CONVERTIBLE PREFERRED STOCK
                                       OF
                                  BLUEFLY, INC.


It is hereby certified that:

     1. The name of the corporation is Bluefly, Inc. (the "Company").

     2. In Section 5 of the Certificate of Powers, Designations, Preferences and Rights of Series 2002 Convertible Preferred Stock of Bluefly, Inc. (the "Certificate of Designations"), which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on August 9, 2002, the phrase "and to stockholder approval (to the extent, and only to the extent, required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time (for the avoidance of doubt, it being understood that, prior to conversion of shares of the Series 2002 Preferred Stock, such approval need only be obtained as to the portion or portions, if any, of Subsequent Round Securities that the holder would acquire upon conversion that exceeds the amount that could be acquired without such approval under the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time))" was inadvertently omitted. The phrase was intended to be included after the phrase "[s]ubject to the terms and conditions of this Section 5."

     3. This Certificate of Correction is hereby filed pursuant to Section 103(f) of the General Corporation Law of the State of Delaware to correct the first sentence of Section 5 of the Certificate of Designations to read as follows (with the remaining provisions of Section 5 of the Certificate of Designation continuing to read as set forth in the Certificate of Designations filed with the Secretary of State on August 9, 2002):

     "Subject to the terms and conditions of this Section 5 and to stockholder approval (to the extent, and only to the extent, required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time (for the avoidance of doubt, it being understood that, prior to conversion of shares of the Series 2002 Preferred Stock, such approval need only be obtained as to the portion or portions, if any, of Subsequent Round Securities that the holder would acquire upon conversion that exceeds the amount that could be acquired without such approval under the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time)), the holder of any share or shares of Series 2002 Stock shall have the right, at its option, at any time and from time to time, upon the consummation of any Subsequent Round of Financing to convert each such share (or fraction thereof) of Series 2002 Stock into a number of fully paid and nonassessable Subsequent Round Securities (with the most favorable terms received by any investor in such Subsequent Round of Financing) equal to the quotient obtained by dividing the Series 2002 Liquidation Preference by the lowest price per Subsequent Round Security paid by any investor in such Subsequent Round of Financing."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 19th day of August, 2002.


                                               BLUEFLY, INC.

                                               By:  __________________________
                                               Name:
                                               Title: